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                        GRANITE STATE ENERGY, INC.
                            Statement of Income
      (expressed in millions, rounded to hundred thousands of dollars)
                        Period Ended March 31, 1999
                     (Unaudited, subject to adjustment)

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                                                                    Quarter
                                                                    -------

Operating revenue                                               $0.2
                                                                ----

Operating expenses:
 Purchased electric energy                                       0.2
                                                                ----
 Net income                                                     $  -
                                                                ====
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